Scott Simmons
Senior Vice President, Human Resources
4370 Old Dixie Road
Hapeville, GA 30354

March 21, 2017

Via Email rbell@forwardair.com
Rodney L. Bell

Dear Rodney:
You have advised us of your decision to retire from Forward Air Corporation and all of its affiliates and subsidiaries (collectively the “Company”) effective March 17, 2017 (the “Retirement Date”). This letter, together with the agreements attached hereto as Appendix A and Appendix B when signed by you will constitute the full agreement between you and the Company on the terms of your retirement from employment (referred to herein as the “Retirement and Release Agreement” or the “Agreement”). By entering into this Agreement, neither you nor the Company makes any admission of any failing or wrongdoing. Rather, the parties have merely agreed to resolve amicably any existing or potential disputes arising out of your employment with the Company, provide for a smooth transition both for yourself and the Company and provide for your retirement therefrom.

1.
Payment of Accrued Wages, Vested Benefits, COBRA, and Amounts Otherwise Required by Law. You and the Company acknowledge that all of your work and employment with the Company ends on the Retirement Date and that, regardless of whether you sign this Agreement:

a.
The Company shall pay your regular wages, less all applicable withholding and payroll taxes, for all hours worked through the Retirement Date, and this amount shall be paid no later than the first scheduled pay day following the Retirement Date.

b.
You shall be eligible for all fringe benefits in which you participated through the Retirement Date, and as otherwise provided pursuant to the terms of any applicable benefit plans. Your rights and interests in any equity awards granted to you by the Company will be controlled by the terms of the applicable equity plan and award agreement governing said awards. Accordingly, any stock options that are exercisable by you on the Retirement Date may be exercised for a period of 90 days from the Retirement Date. Any options not exercised during the afore-described 90-day period will be canceled and forfeited. Any shares of restricted stock awarded to you that are not vested on the Retirement Date will be immediately forfeited by you and transferred to the Company for no consideration. Your rights and interests in any unvested Performance Shares will be immediately forfeited on the Retirement Date and any awards of unvested Performance Shares will be canceled on the Retirement Date.

c.	You shall receive notice of your right to elect continued coverage under the Company’s group health care plan in accordance with the provisions of the Consolidated Omnibus Budget and

Reconciliation Act (“COBRA”), provided that you have coverage under such group health plan.

d.	The Company shall pay you any amounts otherwise required by law, less any applicable withholding and payroll taxes, no later than the first scheduled pay day following the Retirement Date.

e.
You hereby acknowledge and agree that you have delivered to the Company requests for any and all expenses incurred by you for which you believe you are entitled to reimbursement by the Company, and you hereby agree and acknowledge that you will not be entitled to reimbursement by the Company for any other expenses you incur or have incurred. Provided however, the Company, in its sole discretion, may reimburse you for any other usual and customary Company business expenses that are submitted for reimbursement in writing, with all necessary and supporting documentation, within 30 days of the Retirement Date.

2.	Severance and Consideration. In addition to the amounts the Company shall pay you under Section 1 of this Agreement, as consideration for this Agreement, you will be entitled to the following items:

a.
An amount equal to your annual base salary of $367,110 determined as of the Retirement Date (the “Severance Payment”). The Severance Payment shall be paid in a single lump sum payment. The Severance Payment shall be made no more than 60 days after the Retirement Date, provided applicable conditions of Section 5 below have been satisfied.

b.
Your pro-rata annual incentive for the 2017 fiscal year in the amount of $68,830 (the Pro-rata Annual Incentive”). The Pro-rata Annual Incentive shall be paid in a single lump sum payment and shall be made no more than 60 days after the Retirement Date, provided applicable conditions of Section 5 below have been satisfied.

c.
As of the Retirement Date, you shall no longer be eligible to participate in the Company’s group health and dental plans as an active employee participant and your Retirement Date shall be considered a “qualifying event” for purposes of triggering your right to continue your group health and dental insurance pursuant to federal law. Subject to Section 5, you will be provided a lump sum payment of $16,300 (the “Healthcare Assistance Payment”) to assist with your premiums for continuation coverage under COBRA for you and your eligible dependents. The Healthcare Assistance Payment shall be made no more than 60 days after the Retirement Date, provided applicable conditions of Section 5 below have been satisfied.

d.
Subject to Section 5, for a period of one year measured from the Retirement Date, the Company shall provide outplacement services to you not to exceed $20,000 in value through an outplacement service provider reasonably selected by the Company.

3.
Termination of Benefits. Except as stated in this Agreement, all other benefits, bonuses, and compensation end on the Retirement Date. However, this Agreement does not affect any existing vested rights that you may have in the Company’s 401(k) plan. Benefits provided under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which is the law that regulates severance pay. This Agreement shall be construed, administered, and governed in a manner that affects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in a the imposition of additional tax under Code Section 409A. Although the Company shall use its best efforts to avoid the imposition of taxation, interest, and penalties under Code Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. As required by Code Section 409A and the regulatory and other guidance promulgated thereunder, all reimbursements provided in this Agreement shall be made such that the amount eligible for reimbursement during a calendar year will not affect the expenses eligible for reimbursement in another calendar year; and any reimbursement shall be paid to you no later than the last day of the calendar year following the calendar year in which the expense was incurred; and your right to reimbursements under this Agreement shall not be subject to liquidation or exchange for another benefit. Neither the Company nor its affiliates nor its or their directors, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by you or any other taxpayer as a result of this Agreement.

4.
Return of Property. You agree to return immediately all Company property of any kind, including, without limitation, keys, documents, computer software and hardware, discs and media, and policy and procedures manuals.

5.
General Release and Restrictive Covenants Agreement Required. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement other than the accrued obligations described in Section 1 shall only be payable if the following conditions are satisfied:

a.
within sixty (60) days following the Retirement Date, you timely deliver to the Company and do not revoke the general waiver and release of claims in favor of the Company and related parties (“Company Parties”) in substantially the form attached hereto as Appendix A, and the revocation period related to such general waiver and release has expired; and

b.	within sixty (60) days following the Retirement Date, you timely deliver to the Company a signed Restrictive Covenants Agreement in substantially the form attached hereto as Appendix B.

6.
Recoupment Policy. The payments and benefits provided under this Agreement shall be subject to recovery under the Company’s existing Recoupment Policy and you hereby expressly agree to be subject to the Recoupment Policy notwithstanding your termination of employment; provided that the Recoupment Policy shall be applied to you in the same manner as it is applied to the senior executives of the Company including the compensation subject to such recoupment.

7.
No Reinstatement Entitlement. You understand and agree that this Agreement contemplates and memorializes an unequivocal, complete, and final dissolution of your employment relationship with the Company, and that, therefore, you have no automatic right to be reinstated to employment with or rehired by the Company, and that in the future, the Company and its affiliated and related entities and their successors and assigns shall have no obligation to consider you for employment, although it may voluntarily choose to do so.

8.
Recoupment Upon Breach. When permitted by applicable law, you agree that in the event that you breach any of your obligations under this Agreement, the Company is entitled to stop any of the payments or other consideration to be provided to you pursuant to this Agreement and to recover any payments or other consideration already paid you. This includes, when allowed by applicable law the value of other benefits already paid to you pursuant to this Agreement prior to your proceeding with any Claim (as defined in the General Release and Waiver) in court against any of the Released Parties (as defined in the General Release and Waiver). You further agree that in the event of a breach by you, the Company shall be entitled to obtain any and all other relief provided by law or equity including the payment of its attorneys’ fees and costs.

9.
No Admission of Wrongdoing. It is agreed that neither you nor the Company, nor any of its officers, directors, or employees, make any admission of any failing or wrongdoing or violation of any local, state, or federal law by entering into this Agreement, and that the parties have entered into this Agreement simply to resolve your employment relationship in an amicable manner and to assist you as you transition to retirement. While considering this Agreement and at all times thereafter, both parties agree to act in a professional manner.

Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the "Regulators"), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You do not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. Moreover, you are not required to notify the Company that you have engaged in such communications with the Regulators.

10.
Cooperation/Consulting. You and the Company agree that certain matters in which you have been involved during your employment may necessitate your cooperation with the Company in the future. You agree, upon reasonable notice, to advise and assist the Company and its counsel in preparing such operational, financial, and other reports, or other filings and documents, as the Company may reasonably request, and otherwise cooperate with the Company and its affiliates with any request for information. You also agree to assist the Company and its counsel in prosecuting or defending against any litigation, complaints, or claims against or involving the Company or its affiliates. The Company shall pay your necessary travel costs and expenses in the event it requires you to assist it under this Section. In addition, subject to your availability and negotiation of a consulting agreement on terms acceptable to both you and the Company, you agree to provide from time to time as may be reasonably requested by the Chief Executive Officer (with approval of the Company’s Lead Independent Director) consulting services to the Company on a project basis.

11.
Entire Agreement. You acknowledge and agree that this Agreement together with the General Release and Waiver attached hereto as Appendix A and the Restrictive Covenants Agreement attached hereto as Appendix B set forth the entire understanding between the parties concerning the matters discussed herein, that no promise or inducement has been offered to you to enter into this Agreement except as expressly set forth herein, that the provisions of this Agreement are severable such that if any part of the Agreement is found to be unenforceable, the other parts shall remain fully valid and enforceable, and that a court is authorized to amend the relevant provisions of the Agreement to carry out the intent of the parties to the extent legally permissible. Any employment security agreement or change in control agreement, employment agreement, severance agreement or other agreement, policy, or practice relating to severance benefits or monies to be paid to you upon your termination from employment with the Company is expressly rendered null and void by this Agreement.

Sincerely,
/s/ Scott Simmons
Scott Simmons
Senior Vice President, Human Resources

I have read all of the foregoing, understand the foregoing, and agree to all of the provisions contained in this Agreement.
Agreed to this 24th day of March, 2017.

/s/ Rodney L. Bell
Rodney L. Bell

APPENDIX A
GENERAL RELEASE AND WAIVER
1. I, Rodney L. Bell, in consideration of and subject to the performance by Forward Air Corporation (together with its affiliates and subsidiaries, the “Company Parties”), of its obligations under that certain Letter Agreement between me and Forward Air Corporation dated March 21, 2017 (the “Letter Agreement”), do hereby release and forever discharge as of the date hereof the Company Parties and their respective affiliates, subsidiaries and direct or indirect parent entities and all present, former and future shareholders, directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Letter Agreement.
2. I understand that any payments or benefits paid or granted to me under Section 2 of the Letter Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in the Letter Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its Affiliates.
3. Except as provided in paragraphs 4, 5, and 11 below and except for the provisions of the Letter Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from (including by way of my retirement), the Company Parties, including, but not limited to (all of the following collectively referred to herein as the “Claims”):
(a) any and all claims that in any way result from, or relate to, my hire, employment with or separation from employment with the Company Parties, whether pursuant to federal, state or local law, statute, regulation, ordinance, executive order or common law including, but not limited to, wrongful discharge of employment, constructive discharge from employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract, both express and implied, breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion, including costs and attorneys’ fees;
(b) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act, and any other statute that pertains or relates to, or otherwise touches upon, the employment relationship between the Company Parties and me.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release and does not extend to any claims that, by statute, may not be waived. I acknowledge and agree that my separation from employment with the Company Parties in compliance with the terms of the Letter Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the accrued obligations or any severance benefits to which I am entitled under the Letter Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, (iii) my rights as an equity or security holder in the Company or its Affiliates, (iv) my rights under any equity awards that survive termination of employment; or (v) my rights under any retirement plan that is “qualified” under Section 401(a) of the Internal Revenue Code of 1986.
6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver I would not be entitled to any of the payments described in Section 2 of the Letter Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.
7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
8. I agree that this General Release and the Letter Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Letter Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or to a successor employer respecting the terms of any restrictive covenants to which I may be subject, or as required by law, and I will instruct each of the foregoing not to further disclose the same to anyone.
9. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other securities regulatory organization or any governmental entity.
10. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 3 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it. I represent and warrant that I have never suffered an on the job or occupational injury or incurred any leave, wage or overtime claims, whether pursuant to the Fair Labor Standards Act, Family Medical Leave Act, or otherwise, during my employment, or in the alternative that any such claims have been resolved to my complete satisfaction, and as such, no such claims by me or on my behalf exist as of the date of this General Release.
11. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Letter Agreement after the date hereof.
12. The Parties understand and acknowledge that this General Release constitutes a compromise and settlement of actual or potential disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this General Release shall be deemed or construed to be:
(a)    an admission of the truth or falsity of any claims made or any potential claims; or
(b)    an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.
13. I waive any claim to reinstatement or re-employment with the Released Parties and agree not to bring any claim based upon the failure or refusal of the Released Parties to employ me hereafter. If I seek employment or become employed with the Released Parties (knowingly or unknowingly), this General Release shall conclusively be deemed the sole and exclusive reason for denying such application for employment with the Released Parties and/or the basis for my discharge if hired.
14. In entering into this General Release, neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this General Release.
15. The language in all parts of this General Release will be construed, in all cases, according to its fair meaning, and not for or against either Party hereto. The Parties acknowledge that each Party and its counsel have reviewed and revised this General Release and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this General Release. The captions of the Paragraphs of this General Release are for convenience of reference only and in no way define, limit or affect the scope or substance of any Paragraph of this General Release.
16. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
17. BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(a) I HAVE READ IT CAREFULLY; AND I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
(b) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
(c) I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
(d) I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;
(e) I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
(f) I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
(g) I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	/s/ Rodney L. Bell	DATED:	3/24/17
Rodney L. Bell

RESTRICTIVE COVENANTS AGREEMENT
This RESTRICTIVE COVENANTS AGREEMENT (this "Agreement" or this “Restrictive Covenants Agreement”) is entered into as of March 24, 2017, between Forward Air Corporation (the "Company") and Rodney L. Bell (the "Executive") (jointly the “Parties”) pursuant to which the Executive accepts the benefits provided by that certain Letter Agreement dated March 21, 2017 by and between the Company and Executive (the “Letter Agreement”).
REASONS FOR THIS AGREEMENT: During Executive's relationship with the Company, Executive has learned and has had access to, important proprietary information related to the operations and business of Forward Air Corporation and its subsidiaries and affiliates (collectively, the "Company's Business"). Executive acknowledges that the proprietary customer, operations, financial, and business information that has been or will be learned or accessible has been and will be developed through the Company's expenditure of substantial effort, time and money; and together with relationships developed with customers and employees, could be used to compete unfairly with the Company. The Company's ability to sell its products and services on a competitive basis depends, in part, on its proprietary information and customer relationships, and the Company would not share this information, provide training or promote Executive's relationship with customers if the Company believed that it would be used in competition with the Company, which non-disclosure would cause Executive's performance and opportunities to suffer. Further, the value of the Company to any potential buyer will be based in part upon the restrictive covenants and commitments contained herein.
In consideration of the benefits provided by Section 2 of the Letter Agreement, the receipt and sufficiency of which are acknowledged, the Company and Executive agree:
1. DEFINITIONS: For this Restricted Covenants Agreement, the following terms shall have the meaning specified below:
(a) PERSON: Any individual, corporation, limited liability company, partnership, joint venture, association, unincorporated organization or other entity.
(b) RETIRMENT DATE: March 17, 2017.
(c) CUSTOMERS: All customers of the Company who did business with the Company during the one year period immediately prior to the Executive's Retirement Date.
(d) CONFIDENTIAL INFORMATION: “Confidential information” as defined herein shall exclude company trade secrets and is defined as such other information not rising to the level of a trade secret, relating to the Company's customers, operation, finances, and business that derives value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or non-technical data, formulas, patterns, compilations (including compilations of customer information), programs (including fulfillment and marketing programs), devices, methods (including fulfillment methods), techniques, processes, financial data (including sales forecasts), or lists of actual or potential customers or suppliers (including identifying information about those customers), whether or not reduced to writing. Confidential Information includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential. Confidential Information does not include information that: (i) was generally known to the relevant public at the time of disclosure; (ii) was lawfully received by Executive from a third party; (iii) was known to Executive prior to receipt from the Company; or (iv) was independently developed by Executive or independent third parties; in each of the foregoing circumstances, this exception applies only if such public knowledge or possession by an independent third party was without breach by Executive or any third party of any obligation of confidentiality or non-use, including but not limited to the obligations and restrictions set forth in this Agreement.
(e) TERRITORY: the term "Territory" as used in this Restrictive Covenants Agreement means the continental United States, Mexico and Canada. Executive acknowledges and agrees that the direct and indirect scope of Executive’s duties and responsibilities and the breadth of the geography impacted by the Confidential Information to which the Executive may be exposed during Executive’s employment with the Company are throughout the Territory.
(f) COMPETING BUSINESS: any Person (other than the Company) providing or offering goods or services identical to or reasonably substitutable for the Company's Business.
2. TRADE SECRETS AND CONFIDENTIAL INFORMATION: Executive shall not use or disclose the Company’s trade secrets during or after employment. Executive shall not use or disclose Confidential Information following the termination of employment for any reason, except in connection with his duties performed in accordance with his employment or except with the prior written consent of the Chairman of the Board of the Company; provided, however, Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests.

3. RETURN OF PROPERTY AND MATERIALS: On the Retirement Date or for any reason or at any time at the Company's request, Executive will deliver promptly to the Company all of the Company’s property, including without limitation all materials, documents, plans, records, notes, or other papers and any copies, summaries or excerpts of any kind, and computerized or electronic media in any format whatsoever, and any Company access keys or key cards, identification or credit cards, computer or electronic hardware or software, in Executive's possession or control relating in any way to the Company's Business, which at all times shall be the property of the Company.
4. NON-SOLICITATION OF EMPLOYEES: During a period of 12 months following his Retirement Date (the “Restricted Period”), Executive will not either on his own behalf or on behalf of any third party, except on behalf of the Company, directly or indirectly, solicit or induce or in any manner attempt to solicit or induce, any person employed by the Company to leave such employment, whether or not such employment is pursuant to a written contract with the Company or at will.
5. NON-SOLICITATION OF CUSTOMERS: During the Restricted Period, Executive will not either on his own behalf or on behalf of any third party, except on behalf of the Company, directly or indirectly, solicit Customers for the purpose of providing or offering products or services identical to or reasonably substitutable for the Company's Business.
6. NON-COMPETITION: During the Restricted Period, Executive will not, within the Territory, be employed or engaged by a Competing Business to provide services similar to those that Executive provided to the Company, or directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control, or financing of, or be connected as a proprietor, partner, stockholder, officer, director, principal, agent, representative, joint venturer, investor, lender, consultant or otherwise with, or use or permit his name to be used in connection with a Competing Business.
7. DISPARAGEMENT: Executive shall not at any time make false, misleading or disparaging statements about the Company or any subsidiary of the Company, including its products, management, employees, and customers. “Disparaging” statements are those that impugn the character, honesty, integrity, morality, business acumen, or abilities of the individual or entity being disparaged.
8. OWNERSHIP OF CONFIDENTIAL INFORMATION: The Executive hereby agrees that any and all improvements, inventions, discoveries, formulas, processes, methods, know-how, confidential data, trade secrets and other proprietary information (collectively "Work Product") within the scope of any business of the Company or any affiliate which the Executive may have conceived or made during his employment with the Company shall be and are the sole and exclusive property of the Company, and that the Executive shall, wherever requested to do so by the Company, at its expense, execute and sign any and all applications, assignments or other instruments and do all other things which the Company may deem necessary or appropriate (i) in order to apply for, obtain, maintain, enforce or defend letters patent of the United States or any foreign country for any Work Product, or (ii) in order to assign, transfer, convey or otherwise make available to the Company the sole and exclusive right, title and interest in and to any Work Product.
9. NO WAIVER: The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.
10. INJUNCTIVE RELIEF: Executive understands that, in the event of a breach or threatened breach of this Agreement by Executive, the Company may suffer irreparable harm and will therefore be entitled to injunctive relief, without prior notice to Executive and without the posting of a bond or other guarantee, to enforce this Agreement. This provision is not a waiver of any other rights which the Company may have under this Agreement, including the right to recover attorneys’ fees and costs to cover the expenses it incurs in seeking to enforce this Agreement, as well as to any other remedies available to it, including money damages.
11. CONSTRUCTION: The Parties agree that the covenants set forth herein are reasonable with respect to their duration, geographical area and scope. If any provision of this Agreement is deemed or held to be illegal, invalid, or unenforceable under present or future laws effective during the Term hereof, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision as shall be legal, valid or enforceable; and provided further that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable by any judicial body of competent jurisdiction, it shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any illegal, invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the illegal, invalid or unenforceable term or provision. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon the Executive and the Company.
(a)    Executive agrees and acknowledges that the restrictions contained in this Agreement do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. Executive agrees and acknowledges that the potential harm to the Company, and any of its subsidiaries and affiliates, of the non-enforcement of the provisions of this Agreement outweighs any potential harm to Executive of their enforcement by injunction or otherwise. Executive expressly acknowledges and agrees that each and every restraint imposed by the provisions of this Agreement is reasonable with respect to subject matter, activity restraints, time period and geographical area.
(b)    In the event of a breach or violation by Executive of any of the provisions of this Agreement, the time period for the respective restrictive covenant breached or violated shall be tolled until such breach or violation has been duly cured.
(c)    The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either Party hereto. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.
(d)    The captions of the Paragraphs of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Paragraph of this Agreement.
12. FORUM SELECTION AND CHOICE OF LAW: This Agreement shall be interpreted, construed and governed by and under the laws of the State of Tennessee. Each party irrevocably (i) consents to the exclusive jurisdiction and venue of the courts of Greene County, State of Tennessee and federal courts in the Eastern District of Tennessee, in any and all actions arising under or relating to this Agreement, and (ii) waives any jurisdictional defenses (including personal jurisdiction and venue) to any such action. .
IN WITNESS WHEREOF, the Company and the Executive have executed this Restrictive Covenants Agreement as of the date first written above.

FORWARD AIR CORPORTATION
/s/ Rodney L. Bell	By:/s/ Michael L. Hance
RODNEY L. BELL	Its:SVP & CLO